EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements (Form S-8 No. 333-66430, No. 333-100794, No. 333-96615, No. 333-145432, No. 333-161745 and No. 333-186683) pertaining to SpartanNash Company of our report dated June 9, 2022, relating to the statements of net assets available for benefits of SpartanNash Company Savings Plus Plan as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2021 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of SpartanNash Company Savings Plus Plan for the year ended December 31, 2021.

/s/Rehmann Robson LLC
REHMANN ROBSON LLC

Grand Rapids, Michigan

June 9, 2022